EXHIBIT (c)











                            ELMER'S RESTAURANTS INC.
                               VALUATION ANALYSIS

                                      As of
                                 August 5, 2004








                                  Prepared by:

                               VEBER PARTNERS, LLC





























Elmer's Restaurants Inc. Valuation Analysis                 As of August 5, 2004

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                            ELMER'S RESTAURANTS INC.
                               VALUATION ANALYSIS


                                TABLE OF CONTENTS

INTRODUCTION...................................................................3
SELECTED COMPARABLE COMPANY ANALYSIS...........................................6
SELECTED COMPARABLE TRANSACTION ANALYSIS.......................................9
DISCOUNTED CASH FLOW ANALYSIS.................................................12
SUMMARY.......................................................................13
EXHIBITS......................................................................14













































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                            ELMER'S RESTAURANTS INC.
                               VALUATION ANALYSIS

INTRODUCTION

Veber Partners was retained by a group of shareholders of Elmer's Restaurants, Inc. ("Elmer's" or the "Company"), including the Company's Board of Directors (the "Purchaser Group") in support of its offer (the "Offer") for a going private transaction in which the public shareholders of the Company would receive $7.50 in cash for each share of the Company's common stock. Veber Partners is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, and private placements. The Purchaser Group selected Veber Partners based on its reputation and experience. In 1998, Veber Partners was engaged by CBW, Inc. to assist in its purchase of 705,000 shares of Elmer's common stock from Anita Goldberg. In 1999, Veber Partners was engaged by a special committee of the board of directors of Elmer's to provide a opinion as to the fairness from a financial point of view to the stockholders of Elmer's of the consideration to be paid by the Company in connection with the merger of Elmer's with and into CBW, Inc.

In connection with advisory services related to the merger and the issuance of Veber Partners' conclusions, Veber Partners will receive a fee from the Purchaser Group. Elmer's also agreed to reimburse Veber Partners for all reasonable fees and disbursements of its counsel and all of its reasonable travel and other out-of-pocket expenses arising in connection with its engagement. In addition, the Purchaser Group agreed to indemnify Veber Partners and its affiliates to the full extent permitted by law against liabilities relating to or arising out of its engagement, except for liabilities found to have resulted from the bad faith or gross negligence of Veber Partners.

In connection with the Offer, the Purchaser Group engaged Veber Partners to perform a financial analysis of the value of a single share of common stock held by the public























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shareholders  of Elmer's (the  "Analysis").  No limitations  were imposed by the
Purchaser Group on the scope of Veber Partners' investigation or the procedures to be followed by Veber Partners in performing its Analysis. The Veber Partners Analysis is for the use and benefit of the Purchaser Group in connection with its Offer and is not intended to be and does not constitute a recommendation to any Elmer's shareholder as to whether such shareholder should take any action, such as voting on any matter or tendering any shares in connection with the Offer. Veber Partners was not requested to opine as to, and its Analysis does not address, the Purchaser Group's underlying business decision to proceed with or effect the Offer.

Veber Partners took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally. Veber Partners was not asked to consider, and its Analysis does not address, the relative merits of the Offer as compared to any alternative business strategy that might exist for Elmer's. In arriving at its conclusions, Veber Partners, among other things: (i) reviewed an unexecuted draft of the tender offer; (ii) reviewed publicly available financial information and other data with respect to Elmer's, including a Form 10-K for the year ended March 29, 2004, a 10-Q for the sixteen weeks ended July 19, 2004, and certain other relevant financial and operating data relating to Elmer's; (iii) reviewed and analyzed the financial terms of certain transactions that Veber Partners deemed significant involving companies comparable to Elmer's; (iv) reviewed and analyzed certain financial characteristics of companies that Veber Partners deemed comparable to Elmer's; (v) interviewed the Company's CEO and CFO; (vi) requested the Company provide any current financial projections (The Company responded that there were no current projections);
(vii) reviewed Purchaser Group's recasting of results for the year ended March 29, 2004 that reflect the Purchaser Group's impression of the Company's current financial "run-rate". Run-rate has been defined by the Purchaser Group as the fiscal year 2004 EBITDA results, plus expected changes to these results from certain events which have occurred or will occur in fiscal year 2005; (viii) considered the historical financial results and present financial condition of Elmer's; (ix) reviewed certain publicly available information concerning the trading of, and the trading






















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market for, the common stock of Elmer's;  (x) inquired  about and  discussed the
Offer and other matters related thereto with Purchaser Group's legal counsel; and (xi) performed such other analyses and examinations as Veber Partners deemed appropriate.

In arriving at its conclusions, Veber Partners relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by it without assuming any responsibility for any independent verification of any such information and further relied upon the assurances of the Purchaser Group that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the Purchaser Group's recasting of 2004 results to reflect a current "run-rate", Veber Partners assumed that such recasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments, and those recasts provide a reasonable basis upon which it could form a conclusion in the discounted cash flow analysis. In arriving at its conclusions, Veber Partners did not make a physical inspection of the properties and facilities of Elmer's, and had not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of Elmer's. Veber Partners assumed that a transaction arising from the Offer will be consummated in a manner that complies in all respects with the applicable provisions of the Exchange Act, and all other applicable federal and state statues, rules and regulations. The Veber Partners Analysis was necessarily based upon market, economic and other conditions as they exist on, and could be evaluated as of August 5, 2004. In addition, Veber Partners is not currently aware of any subsequent events that would materially change is analysis. Accordingly, although subsequent developments may affect its assessment, Veber Partners has not assumed any obligation to update, review or reaffirm its Analysis.

Veber Partners determined its Analysis using the following methodologies:
         Selected Comparable Company Analysis
         Selected Comparable Transaction Analysis
         Discounted Cash Flow Analysis
These analyses represent a market and income approach to valuation; Veber Partners did not include an analysis of liquidation value or net book value as these are usually not appropriate for valuing a going concern that is based upon the future earnings of the




















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enterprise.  Each of the analyses  conducted  by Veber  Partners was carried out independently in order to provide a different perspective on the Analysis, and to enhance the quality of the Analysis. Veber Partners did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support the Analysis. Veber Partners did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, Veber
Partners believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the process underlying the analyses performed by Veber Partners in connection with the preparation of the Analysis.

SELECTED COMPARABLE COMPANY ANALYSIS

The selected comparable company analysis involves the review of 34 publicly traded companies deemed comparable to Elmer's (the "Comparable Companies"). Veber Partners reviewed certain financial information relating to Elmer's in the context of the corresponding financial information, ratios and public market multiples for the Comparable Companies. No company used in Veber Partners' analysis was deemed to be identical to Elmer's; accordingly, Veber Partners considered the multiples derived from the Comparable Companies to be more relevant than the multiples of any single company.

The Comparable Companies utilized are shown in Exhibit A. The Exhibit shows 73 relevant public companies with the SIC code 5812; Eating Places. Certain companies within this category were partially or completely eliminated based on the following criteria, as specified in Exhibit A to yield the Comparable Companies.

              1)  Companies with Revenues over $600 million were excluded;
              2)  Companies with revenue growth in excess of 15% were excluded;
              3) Companies with EBITDA margins less than 4.0% were not used for EBITDA comparables;























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              4)  Companies  with EBIT  margins less than 3.0% were not used for
                  EBIT comparables.

Based on publicly available information, Veber Partners reviewed various financial information for each of the Comparable Companies including, among other things, market capitalization, revenue, earnings before interest and taxes
(EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), and appropriate balance sheet information. Subsequent to such review and based on the respective market value or enterprise value as of August 5, 2004, Veber Partners calculated and compared the following multiples for each of the Comparable Companies grouped into two categories: (i) Comparable Companies with an enterprise value below $100 million were applied directly as a comparable to Elmer's; (ii) Comparable Companies with enterprise values from $100 million to $600 million were used after applying a 25% discount to the multiples to account for a size premium relative to Elmer's . Exhibit B shows the Comparable Company Analysis which yield the following results:

All Comparable Companies
------------------------
                                                  Mean        High        Low
                                                  ----        ----        ---

         LTM (Last Twelve Months) Revenues       0.54 X      1.01 X      0.23 X
         LTM EBITDA                              6.34 X     11.30 X      4.08 X
         LTM EBIT                               11.05 X     18.17 X      6.78 X
         Book Value                              2.02 X      4.67 X      0.50 X

For each of the groups set forth above, utilizing Elmer's' historical financial data, Veber Partners derived Elmer's implied enterprise value, with respect to the mean values for the selected multiples noted above.

Elmer's  Implied  Enterprise  Value as of  August  5,  2004  (based  on  Elmer's
--------------------------------------------------------------------------------
Financial Statement as of March 29, 2004):
-----------------------------------------

(000's)

         LTM Revenue:       $ 33,490 times a multiple of 0.54   =    $18,201
         LTM EBITDA:        $  3,150 times a multiple of 6.34   =    $19,942
         LTM EBIT:          $  2,310 times a multiple of 11.05  =    $25,513
         Book Value:        $  9,620 times a multiple of 2.02   =    $19,457














Elmer's Restaurants Inc. Valuation Analysis                 As of August 5, 2004

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A weighted  average of the above  values  (as  specified  in Exhibit B) yields a
Company implied enterprise value of $20,128,000. For purposes of determining the weighted average, Veber Partners attributed an equal weight to three measures:
(i) LTM Revenue, (ii) the average of LTM EBITDA and LTM EBIT, and (iii) Book Value.

In order to derive the implied market value of the common stock from the implied enterprise value, Veber Partners subtracted the Company's outside bank debt as of March 29, 2004, subtracted the deferred income tax liability as of March 29, 2004, (see Exhibit B), and deducted the cost of cashing out all outstanding stock options.

The following table set forth the implied market value share value of Elmer's.

Elmer's  Implied Market Value of the Common Stock as of August 5, 2004 (based on
--------------------------------------------------------------------------------
Elmer's Financial Statement as of March 29, 2004):
-------------------------------------------------

(000's)

         Elmer's Implied Enterprise Value              $20,128
         Less:    Total Outside Debt                    (5,332)
                  Deferred Income Tax Liability         (1,396)
                  Cost of Option Exercise               (1,221)
                                                        -------
         Elmer's Implied Value of Common Stock        $ 12,179

The implied market value of Elmer's common stock is $12,179,000. Therefore, with 1,816,335 shares outstanding, the implied market value of Elmer's common stock using Comparable Companies is $6.69.

Veber Partners made no adjustments to the implied market value to account for Elmer's real estate assets. Real estate values are assumed to be subsumed in the going-concern value of the Comparable Companies, in that as a whole, the Comparable Companies are assumed to be optimizing the value of their real estate assets.

In addition, Comparable Companies are assumed to be optimizing their working capital assets, including receivables, prepaid expenses, cash, inventory, payables, and accruals. Specifically with respect to cash, the Comparable Companies have, on average, 17 turn-















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days of cash at the  latest  balance  sheet date  prior to the  Valuation  Date.
Elmer's has 21 turn-days of cash on its March 29 balance sheet, based on normalized revenues of 42.9 million. Normalized revenues are 9.4 million higher than actual revenues, because the effective cash turnover from lottery sales is
13.6 million rather than the revenue recognition of 4.2 million based on lottery revenues net of prizes and the State of Oregon's share of proceeds. The difference between the cash turn-days of Elmer's and the cash turn-days of the Comparable Companies is not considered to be significant, especially in the context of the assumption made with respect to the entire working capital positions of Elmer's and the Comparable Companies.

It should also be noted that since a portion of Elmer's revenues are lottery revenues, the resulting risk that comes from regulatory and lottery contract uncertainties changes Elmer's risk profile relative to the Comparable Companies.

None of the Comparable Companies, or any of the sets of Comparable Companies noted above, is identical to Elmer's. Accordingly, Veber Partners considered the multiples for such companies to be more relevant than the multiples of any single company. Further, an analysis of publicly-traded comparable companies is not entirely mathematical, rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading of the Comparable Companies.

SELECTED COMPARABLE TRANSACTION ANALYSIS

The comparable transaction analysis involves a review of merger, acquisition and asset purchase transactions involving companies that are in related industries to Elmer's (the "Comparable Transactions"). Information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be "material" for the acquiror. As a result, the selected comparable transaction analysis is limited to transactions involving the acquisition of a
























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public  company,  or  substantially  all of its assets,  or the acquisition of a large private company, or substantially all of its assets, by a public company.

Veber Partners located 4 transactions over the past three years involving companies in a business similar to Elmer's, where financial data of the acquired company and the terms of the transaction were disclosed. The Comparable Transactions are as follows:

                  ACQUIROR                          TARGET
                  --------                          ------
             Castle Harlan Inc                  Morton's Restaurant
             CKE Restaurants                    Santa Barbara Restaurant Group
             Interfoods Acquisition Group       Interfoods of America
             Investor Group                     Blimpie International

Based on the information disclosed in the each of the Comparable Transactions, Veber Partners calculated and compared multiples for each of the Comparable Transactions based on Revenue, and EBITDA, as seen in Exhibit C. The multiples were derived by dividing price paid for equity plus interest bearing debt and deferred long term tax liabilities assumed, by Revenue or EBITDA. Multiples derived from EBIT and Book Value were not sufficiently meaningful to be included as measures.

All Comparable Transactions
                                       Mean              High            Low

         LTM Revenues                 0.60 X            0.86 X          0.46 X
         LTM EBITDA                   6.42 X            7.47 X          4.82 X

Following the calculation of such multiples with respect to each of the Comparable Transactions, and utilizing Elmer's historical financial data, Veber Partners derived Elmer's implied enterprise value, implied market value, and implied market value per share with respect to the mean values for the multiples relating to LTM Revenue, and LTM EBITDA. The following tables set forth the implied per share value of Elmer's based upon such multiples.






















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Elmer's  Implied  Enterprise  Value as of  August  5,  2004  (based  on  Elmer's
--------------------------------------------------------------------------------
Financial Statement as of March 29, 2004):
-----------------------------------------

(000's)

         LTM Revenue:        $ 33,490 times a multiple of 0.60   =   $20,070
         LTM EBITDA:         $  3,150 times a multiple of 6.42   =   $20,226

A weighted average of the above values (as specified in Exhibit C) yields a Company implied enterprise value of $20,148,000.

In order to derive the implied market value of the common stock from the implied enterprise value, Veber Partners subtracted the Company's outside bank debt as of March 29, 2004, subtracted the deferred income tax liability as of March 29, 2004, and deducted the cost of exercising all outstanding stock options.

The following table set forth the implied market value share value of Elmer's.

Elmer's  Implied Market Value of the Common Stock as of August 5, 2004 (based on
--------------------------------------------------------------------------------
Elmer's Financial Statement as of March 29, 2004):
-------------------------------------------------

(000's)

         Elmer's Implied Enterprise Value              $20,148
         Less:    Total Outside Debt                    (5,332)
                  Deferred Income Tax Liability         (1,396)
                  Cost of Option Exercise               (1,221)
                                                        -------
         Elmer's Implied Value of Common Stock         $12,199

The implied market value of Elmer's common stock using this method is $12,199,000. Therefore, with 1,816,335 shares outstanding, the implied market value of Elmer's common stock using Comparable Transactions is $6.70

Veber Partners made the same assumptions with respect to real estate and working capital assets for Comparable Transactions as it did for Comparable Companies.

















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None of the Comparable Transactions are identical to the Offer. Accordingly,  an analysis of comparable  business  combinations  is not  mathematical;  rather it
involves  complex   considerations  and  judgments  concerning   differences  in
financial and operating characteristics of the Comparable Transactions and other factors that could affect the respective acquisition values.

DISCOUNTED CASH FLOW ANALYSIS

Veber Partners was advised that Elmer's does not have any current financial projections and accordingly, it cannot perform a traditional Discounted Cash Flow analysis of the Company. The Purchaser Group has provided to Veber Partners a recast statement of cash flows which updates the "run-rate" of the Company. Run-rate has been defined by the Purchaser Group as the fiscal year 2004 EBITDA results, plus expected changes to these results from certain events which have occurred or will occur in fiscal year 2005. The re-cast EBITDA run-rate is expected to be $3,048,000. (see Exhibit D) Using an EBITDA multiple of 6.38 times (the average mean multiple from the Comparable Companies and Comparable Transaction methods used above), would yield an enterprise value of $19,446,000.

Elmer's  Implied Market Value of the Common Stock as of August 5, 2004 (based on
--------------------------------------------------------------------------------
Elmer's Financial Statement as of March 29, 2004):
-------------------------------------------------

(000's)

         Elmer's Implied Enterprise Value             $ 19,446
         Less:    Total Outside Debt                    (5,330)
                  Deferred Income Tax Liability         (1,400)
                  Cost of Option Exercise               (1,220)
                                                        -------
         Elmer's Implied Value of Common Stock        $ 11,496

The implied market value of Elmer's common stock using this method is $11,496,000. Therefore, with 1,816,335 shares outstanding, the implied market value of Elmer's common stock using Comparable Transactions is $6.33





















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HISTORICAL FINANCIAL DATA ANALYSIS

Veber Partners reviewed and analyzed certain financial information for Elmer's as reported in its annual filings on Form 10-K and its quarterly filings on Form 10-Q, including audited and unaudited financial statements. Further, Veber Partners reviewed certain supportive information as provided by Purchaser Group.

SUMMARY

Based on the foregoing, Veber Partners believes that a fair value for each share of common stock of Elmer's Restaurants Inc. would be $6.57, which is an average of the three methodologies used above.

Veber Partners performed a variety of financial and comparative analyses for the purpose of rendering the Analysis. While the foregoing describes all material analyses and factors reviewed by Veber Partners with the Purchaser Group, it does not purport to be a complete description of the presentations by Veber Partners to the Purchaser Group or the analyses performed by Veber Partners in arriving at its conclusions. The preparation of a valuation is a complex process and is not necessarily susceptible to partial analysis or summary description. Veber Partners believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Veber Partners Valuation Analysis. In addition, Veber
Partners may have given various analyses more or less weight that other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Veber Partners' view of the actual value of Elmer's. In performing its analyses, Veber Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Elmer's. The analyses performed by Veber Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition,























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analyses  relating  to the value of  businesses  or assets do not  purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The Analysis was prepared solely as part of Purchaser Group's analysis of the fairness of the consideration, from a financial point of view, to the shareholders of the Elmer's, and was provided by Veber Partners to the Purchaser Group in that context.

EXHIBITS

Exhibits are shown on the following pages.















































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

                                                                       EXHIBIT A

PUBLIC COMPANIES -- SIC CODE 5812 -- EATING PLACES

(COMPANIES WITH STRIKEOUT (STRIKEOUT HAS BEEN REPLACED WITH * FOR EDGAR
 VERSION) HAVE BEEN ELIMINATED PER DISCUSSION BELOW)

(TABLE CONTINUED AT COLUMN 7 ON PAGE A-2)
                                                OPERATING  REVENUE    EARNINGS
         Company             Revenue  EBITDA     Margin   Grwth Rate Grwth Rate
         -------             -------- --------- --------- ---------- ----------

Angelo & Maxie's Inc.*          22.73    (5.05)  24.41%      -3.30%        N/A
Applebee's Inter'l, Inc*     1,060.00   163.76   15.40%      19.80%     12.70%
Ark Restaurants Corp.          115.26     9.60    4.74%       1.00%    -21.50%
Avado Brands Inc.*             596.21   (43.92) -15.30%     -29.20%        N/A
Backyard Burgers                40.21     4.40    6.28%      11.90%    -11.40%
Bob Evans Farms*             1,200.00   163.41    9.46%       9.80%     -4.10%
Boston Restaurant Associates    22.63     1.10   -0.25%      -5.50%     11.50%
Brinker International Inc*   3,570.00   391.62    6.14%      13.80%     10.40%
BUCA Inc.                      261.46    (0.42)  -6.59%       7.00%   -253.80%
Buffalo Wild Wings Inc*        147.56    16.14    6.37%      31.60%     16.40%
California Pizza Kitchen*      390.33    27.31    2.48%      17.50%    -48.10%
CBRL Group*                  2,350.00   256.94    8.23%       6.40%     16.10%
CEC Entertainment*             689.96   173.71   17.98%       8.70%      1.80%
Champps Entertainment Inc      204.39    17.79    4.25%      14.00%    232.90%
Checkers Drive-In Restaurants  189.87    25.58    9.71%       6.30%        N/A
Cheesecake Factory Inc*        867.81   124.96   10.81%      18.70%     17.90%
Chefs International Inc         22.46     1.23    0.59%      -2.90%        N/A
Chicago Pizza & Brewery Inc*   112.04    11.86    7.11%      36.00%    115.50%
CKE Restaurants Inc*         1,450.00    76.81    0.64%       3.70%        N/A
Cosi*                          106.52   (14.03) -20.12%      27.00%        N/A
Darden Restaurants*          5,000.00   593.66    6.80%       6.60%     -2.30%
Dave & Buster's Inc            366.20    53.75    6.52%      -2.90%        N/A
Denny's Corp*                  959.18   108.80    5.14%      -0.80%   -146.20%
Diedrich Coffee                 53.47     0.91   -2.33%     -11.90%   -196.40%
Domino's Pizza*              1,370.00   160.17   11.70%         N/A        N/A
EACO Corp                       37.12     1.06   -2.45%     -11.00%        N/A
Elephant & Castle Group*          N/A     1.74   -1.54%       3.30%        N/A
Elxsi Corp                      98.11     4.75    0.74%      -0.20%        N/A
Famous Dave's of America Inc    96.84     5.03    0.32%       7.60%        N/A
Flanigan's Enterprises Inc      43.04     2.48    2.82%      -1.00%    -35.80%
Fresh Choice Inc*               77.65    (9.53) -16.83%         N/A        N/A
Friendly Ice Cream Corp        573.70    49.41    4.72%       1.60%     64.60%
Frisch's Restaurants Inc       260.92    18.26    6.05%      10.90%     22.70%
Good Times Restaurants          15.32     0.80   -3.30%     -11.70%   -193.50%
Granite City Food & Brewery*    22.56     0.17   -4.30%      19.00%        N/A
Grill Concepts                  47.91     1.70    0.59%      10.10%     88.00%
Health Express USA Inc*          0.72    (1.69)     N/A      59.40%        N/A
IHOP Corp                      385.56    65.81   14.57%      10.60%    -10.00%
J Alexander's Corp*               N/A     9.17    4.26%       8.40%     15.70%
Jack in the Box Inc*         2,220.00   215.90    5.11%       4.70%    -11.40%
Krispey Kreme Doughnuts Inc*   701.29   118.77   13.84%      35.40%     70.50%
Landry's Restaurants*        1,150.00   145.08    7.08%      23.60%     10.50%
Lone Star Steakhouse Saloon*   630.21    60.59    6.39%      -3.90%    -52.40%
Luby's Inc                     282.46    19.65    1.39%     -20.20%        N/A
Main Street Restaurant Group   222.49     7.55   -0.60%       2.00%        N/A
Max & Ermas Restaurants        174.38    10.59    1.85%       9.90%    -54.60%
McCormick & Schmick's*         206.18    14.58    2.24%         N/A        N/A
Meritage Hospitality Group*     51.57     5.03    3.94%       5.60%      4.40%
Mexican Restaurants Inc         68.91     1.05   -2.19%      -2.00%   -160.70%
Morgan's Foods Inc              81.74     6.75    3.95%      -0.70%        N/A
Nathan's Famous                 30.68     4.30    9.76%      -9.60%        N/A
O'Charley's Inc*               833.61    81.12    5.32%      51.80%      2.90%
Outback Steakhouse Inc*      2,910.00   366.87    9.54%      16.20%     13.40%
PF Chang's China Bistro*       636.17    59.60    5.92%      32.50%     21.50%
Panera Bread Co.*              411.76    74.77   13.79%      28.10%     39.70%
Pizza Inn Inc.                  58.85     5.06    5.59%     -11.80%    172.00%
Quality Dining Inc.            224.85    21.10    5.02%     -12.40%    -82.80%
Rare Hospitality International*753.24   100.95    9.63%      16.50%     26.40%
Red Robin Gourmet Burgers*     352.44    46.47    8.26%      19.80%     90.40%
Rubio's Restaurants Inc        131.60     3.42   -1.80%       4.50%   -163.00%
Ruby Tuesday, Inc.*          1,040.00   229.25   16.40%       9.70%     52.00%
Ryan's Restaurant Group*       831.52   120.12    8.90%       3.80%     -1.10%

(TABLE CONTINUED AT COLUMN 7 ON PAGE A-2)

(COMPANIES WITH STRIKEOUT (STRIKEOUT HAS BEEN REPLACED WITH * FOR EDGAR
 VERSION) HAVE BEEN ELIMINATED PER DISCUSSION BELOW)

                                                    REASON(S)                              REVENUE    EBITDA     REVENUE   EBITDA
         Company                                For Exclusion (1)                          Multiple   Multiple   Multiple  Multiple
         -------                                -----------------                          --------   --------   -------------------
Angelo & Maxie's Inc.*            Negative EBITDA                                            -0.04        N/A
Applebee's Inter'l, Inc*          Above $600MM Revenue                                        1.97      12.78
Ark Restaurants Corp.             $100 to $600 in Rev, use w/ discount                        0.75       8.96         0.56     6.72
Avado Brands Inc.*                Above $500MM Revenue                                        0.45        N/A
Backyard Burgers                                                                              0.71       6.51         0.71     6.51
Bob Evans Farms*                  Above $600MM Revenue                                        0.81       5.93
Boston Restaurant Associates      Operating Margin under 1.0%, use Rev Mult only              0.35       7.17         0.35
Brinker International Inc*        Above $600MM sales                                          1.00       9.13
BUCA Inc.                         Operating Margin under 1.0%, use Rev Mult only              0.46        N/A         0.35
Buffalo Wild Wings Inc*           Rev growth rate above 15%                                   1.25      11.38
California Pizza Kitchen*         Rev growth rate above 15%                                   0.83      11.87
CBRL Group*                       Above $600MM Revenue                                        0.72       6.59
CEC Entertainment*                Above $600MM Revenue                                        1.91       7.59
Champps Entertainment Inc         $100 to $600 in Rev, use w/ discount                        0.57       6.53         0.43     4.90
Checkers Drive-In Restaurants     $100 to $600 in Rev, use w/ discount                        0.69       5.12         0.52     3.84
Cheesecake Factory Inc*           Above $600MM Revenue                                        2.27      15.78
Chefs International Inc           Operating Margin under 1.0%, use Rev Mult only              0.45       8.22         0.45
Chicago Pizza & Brewery Inc*      Rev growth rate above 15%                                   2.35      22.18
CKE Restaurants Inc*              Above $600MM Revenue                                        0.75      14.12
Cosi*                             Operating Margin under 1.0%, Revenue GR above 15%           1.39        N/A
Darden Restaurants*               Above $600MM sales                                          0.77       6.52
Dave & Buster's Inc               $100 to $600 in Rev, use w/ discount                        0.73       4.98         0.55     3.74
Denny's Corp*                     Above $600MM Revenue                                        0.74       6.54
Diedrich Coffee                   Operating Margin under 1.0%, use Rev Mult only              0.50      29.23         0.50
Domino's Pizza*                   Above $600MM Revenue                                        1.33      11.40
EACO Corp                         Operating Margin under 1.0%, use Rev Mult only              0.62      21.92         0.62
Elephant & Castle Group*          Operating Margin under 1.0%, no Rev #s                       N/A       3.44
Elxsi Corp                                                                                    0.25       5.17         0.25     5.17
Famous Dave's of America Inc      Operating Margin under 1.0%, use Rev Mult only              0.95      18.35         0.95
Flanigan's Enterprises Inc                                                                    0.25       4.35         0.25     4.35
Fresh Choice Inc*                 No info                                                     0.11        N/A
Friendly Ice Cream Corp           $100 to $600 in Rev, use w/ discount                        0.52       6.04         0.39     4.53
Frisch's Restaurants Inc          $100 to $600 in Rev, use w/ discount                        0.60       8.62         0.45     6.47
Good Times Restaurants            Operating Margin under 1.0%, use Rev Mult only              0.51       9.74         0.51
Granite City Food & Brewery*      Operating Margin under 1.0%, Rev GR over 15%                1.50     195.07
Grill Concepts                                                                                0.17       4.86         0.17     4.86
Health Express USA Inc*           Operating Margin under 1.0% Rev N/A                         2.17        N/A
IHOP Corp                                                                                     2.33      13.62         1.75    10.22
J Alexander's Corp*               N/A                                                          N/A       7.41
Jack in the Box Inc*              Above $600MM Revenue                                        0.59       6.06
Krispey Kreme Doughnuts Inc*      Above $600MM Revenue                                        1.42       8.38
Landry's Restaurants*             Above $600MM Revenue                                        0.88       6.95
Lone Star Steakhouse Saloon*      Above $600MM Revenue                                        0.62       6.50
Luby's Inc                        Operating Margin under 1.0%, use Rev Mult only              0.76      10.87         0.57
Main Street Restaurant Group      Operating Margin under 1.0%, use Rev Mult only              0.33       9.64         0.25
Max & Ermas Restaurants           $100 to $600 in Rev, use w/ discount                        0.44       7.23         0.33     5.42
McCormick & Schmick's*            New Issue                                                   1.14      16.17
Meritage Hospitality Group*       New franchise agr. to open O'Charley's not reflected in FS  1.11      11.38
Mexican Restaurants Inc           Operating Margin under 1.0%, use Rev Mult only              0.46      29.86         0.46
Morgan's Foods Inc                                                                            0.55       6.64         0.55     6.64
Nathan's Famous                                                                               0.67       4.78         0.67     4.78
O'Charley's Inc*                  Above $600MM Revenue                                        0.64       6.59
Outback Steakhouse Inc*           Above $600MM Revenue                                        0.99       7.82
PF Chang's China Bistro*          Above $600MM Revenue                                        1.60      17.12
Panera Bread Co.*                 Rev growth rate above 15%                                   2.51      13.83
Pizza Inn Inc.                                                                                0.64       7.41         0.64     7.41
Quality Dining Inc.               $100 to $600 in Rev, use w/ discount                        0.50       5.31         0.38     3.98
Rare Hospitality International*   Above $600MM Revenue                                        1.20       8.96
Red Robin Gourmet Burgers*        Rev growth rate above 15%                                   1.56      11.83
Rubio's Restaurants Inc           Operating Margin under 1.0%, use Rev Mult only              0.51      19.47         0.38
Ruby Tuesday, Inc.*               Above $600MM Revenue                                        1.87       8.51
Ryan's Restaurant Group*          Above $600MM Revenue                                        0.90       6.20

(COMPANIES WITH STRIKEOUT (STRIKEOUT HAS BEEN REPLACED WITH * FOR EDGAR
 VERSION) HAVE BEEN ELIMINATED PER DISCUSSION BELOW)

(TABLE CONTINUED AT COLUMN 7 ON PAGE A-4)
                                                       EXHIBIT A (CONT.)

                                                OPERATING  REVENUE    EARNINGS
         Company             Revenue  EBITDA     Margin   Grwth Rate Grwth Rate
         -------             -------- --------- --------- ---------- ----------

Schlotzsky's Inc*               55.40    (0.67) -10.84%         N/A        N/A
Shells Seafood                  42.72     0.74   -0.86%      -6.70%   -252.70%
Sixx Holdings Inc                7.54     0.46    3.12%      30.00%     67.20%
Sonic Corp*                    511.34   132.95   19.70%      11.60%      9.60%
Star Buffet Inc                 67.20     4.82    2.57%      -9.00%        N/A
Smith & Wollensky Rest. Grp.*  107.32     4.26    0.32%      20.90%        N/A
Steak N Shake                  534.59    73.22    6.84%       8.30%     -9.30%
Total Entertainment Rest.Corp  128.51    16.69    8.17%      18.80%     -9.20%
Wendy's International*       3,410.00   619.68   13.06%      15.30%      7.90%
Western Sizzlin Corp            21.37     2.06    4.01%     -26.10%        N/A
Worldwide Rest. Concepts Inc   347.15    23.18    3.38%      18.30%    -46.00%
Yum! Brands Inc*             8,690.00 1,560.00   13.12%       8.00%      5.80%


(TABLE CONTINUED AT COLUMN 7 ON PAGE A-4)

(COMPANIES WITH STRIKEOUT (STRIKEOUT HAS BEEN REPLACED WITH * FOR EDGAR
 VERSION) HAVE BEEN ELIMINATED PER DISCUSSION BELOW)

                                                   REASON(S)                              REVENUE    EBITDA     REVENUE   EBITDA
         Company                               For Exclusion (1)                          Multiple   Multiple   Multiple  Multiple
         -------                               -----------------                          --------   --------   -------------------

Schlotzsky's Inc*                Operating Margin under 1.0%, N/A Revs.                      0.94        N/A
Shells Seafood                   Operating Margin under 1.0%, use Rev Mult only              0.13       7.31         0.13
Sixx Holdings Inc                                                                            0.59       9.72         0.59     9.72
Sonic Corp*                      Rev growth rate above 15%                                   2.79      10.74
Star Buffet Inc                                                                              0.39       5.43         0.39     5.43
Smith & Wollensky Rest. Grp.*    Rev growth rate above 15%                                   0.74      18.59
Steak N Shake                    $100 to $600 in Rev, use w/ discount                        1.11       8.11         0.83     6.08
Total Entertainment Rest.Corp    $100 to $600 in Rev, use w/ discount                        0.80       6.13         0.60     4.60
Wendy's International*           Above $600MM Revenue                                        1.29       7.12
Western Sizzlin Corp                                                                         0.50       5.20         0.50     5.20
Worldwide Rest. Concepts Inc     $100 to $600 in Rev, use w/ discount                        0.29       4.32         0.22     3.24
Yum! Brands Inc*                 Above $600MM Revenue                                        1.44       8.05         ----     ----

                                                                                                                     0.51     5.63

                                                                                                             n =       38       24


(1) REASONS FOR EXCLUSION
    ---------------------

    1. Elmer's annual revenues in FY 2004 were $33 million. Companies are excluded if annual revenues were in excess of $600 million. Larger companies are not comparable because of an overall lower risk profile due to many of the following factors: a) better access to capital markets, b) lower portfolio risk due to a higher number of locations, c) a lower reliance on one region of the country, and d) deeper professional management

    2. Companies with revenues from $100 million to $600 million are used, but are subject to a size premium for the same reasons discussed in 1), above. Based on its experience, Veber Partners has applied a 25% discount to the multiple results in order to account for the size difference in comparison to Elmer's.

    3. Companies with revenue growth rates in excess of 15% were excluded. Elmer's revenue growth rate for FY 2004 over FY 2003 was 4.7%

    4. Companies with EBITDA margins less than 4.0% or EBIT margins less than 3.0% were not used in the EBITDA or EBIT multiple calculations. These compnies were used for revenue multiples and book value multiples only. As margin percentages approach zero, multiple calculations are skewed by the small denominator. Elmer's EBITDA margin was 9.4% and EBIT margin was 6.2% in FY 2004.

                                                                       EXHIBIT B

                             ELMER'S RESTAURANTS INC
                          TOTAL ENTERPRISE VALUE (TEV)
                           COMPARABLE COMPANY ANALYSIS
                    (DATA IN MILLIONS, EXCEPT PER SHARE DATA)

(TABLE CONTINUED AT COLUMN 10 ON PAGE B-2)

                                         MARKET
                                TICKET   PRICE @     SHARES     MKT VALUE  TOTAL MKT  DEFERRED  LONGTERM
COMPANY                         SYMBOL   8/9/2004  OUTSTANDING  OF EQUITY     CAP     LT LIAB.    DEBT       TEV
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
ARK RESTAURANTS                  ARKR    $ 22.23     $  3.38     $ 75.14    $ 75.14    $ 0.85   $  3.36   $   79.35
BACKYARD BURGERS INC             BYBI    $  5.48     $  4.76     $ 26.08    $ 26.08    $ 1.93   $  5.13   $   33.14
BOSTON RESTAURANTS ASSOCIATES   BRAI.OB  $  0.65     $  7.04     $  4.58    $  4.58    $ 0.50   $  5.18   $   10.26
BUCA INC                         BUCA    $  5.05     $ 20.12     $101.61    $101.61    $   -    $ 25.09   $  126.69
CHAMPPS ENTERTAINMENT INC        CMPP    $  7.81     $ 12.81     $100.05    $100.05    $   -    $ 29.66   $  129.71
CHECKERS DRIVE-IN RESTARUANTS    CHKR    $  9.94     $ 11.76     $116.89    $116.89    $ 3.40   $ 25.14   $  145.44
CHEFS INTERNATIONAL INC         CHEF.OB  $  3.06     $  3.93     $ 12.03    $ 12.03    $   -    $ 1.92    $   13.95
DAVE & BUSTERS                  CHEF.OB  $ 16.13     $ 13.75     $221.79    $221.79    $13.62   $ 52.30   $  287.71
DIEDRICH COFFEE                  DDRX    $  5.00     $  5.16     $ 25.80    $ 25.80    $ 0.49   $  2.60   $   28.89
EACO CORP                       EACO.OB  $  1.00     $  3.74     $  3.74    $  3.74    $ 1.28   $ 20.62   $   25.64
ELXI CORP                        ELXS    $  3.40     $  4.01     $ 13.63    $ 13.63    $   -    $ 11.19   $   24.83
FAMOUS DAVE'S OF AMERICA INC     DAVE    $  7.03     $ 12.06     $ 84.78    $ 84.78    $   -    $ 17.48   $  102.26
FLANIGAN'S ENTERPRISES INC        BDL    $  6.60     $  1.93     $ 12.74    $ 12.74    $   -    $  1.36   $   14.09
FRIENDLY ICE CREAM CORP           FRN    $ 10.01     $  7.69     $ 76.98    $ 76.98    $   -    $235.95   $  312.92
FRISCH'S RESTAURANTS INC          FRS    $ 24.10     $  5.03     $121.22    $121.22    $ 4.46   $ 46.30   $  171.98
GOOD TIMES RESTAURANTS           GTIM    $  3.18     $  2.34     $  7.44    $  7.44    $ 0.49   $  1.40   $    9.34
GRILL CONCEPTS INC               GRIL    $  1.83     $  5.59     $ 10.23    $ 10.23    $   -    $  0.98   $   11.21
IHOP CORP                         IHP    $ 35.03     $ 21.41     $749.99    $749.99    $68.87   $323.72   $1,142.58
LUBY'S INC                        LUB    $  6.45     $ 22.47     $144.93    $144.93    $11.12   $ 87.17   $  243.22
MAIN STREET RESTAURANT GROUP     MAIN    $  1.79     $ 14.64     $ 26.21    $ 26.21    $   -    $ 50.73   $   76.94
MAX & ERMAS RESTAURANTS INC      MAXE    $ 15.00     $  2.46     $ 36.90    $ 36.90    $   -    $ 41.44   $   78.34
MEXICAN RESTAURANTS INC          CASA    $  7.09     $  3.38     $ 23.96    $ 23.96    $ 1.87   $  7.50   $   33.34
MORGAN'S FOODS INC                MR     $  1.00     $  2.72     $  2.72    $  2.72    $   -    $ 45.83   $   48.55
NATHAN'S FAMOUS INC              NATH    $  5.86     $  5.21     $ 30.53    $ 30.53    $   -    $  1.00   $   31.53
PIZZA INN                        PZZI    $  2.51     $ 10.08     $ 25.30    $ 25.30    $   -    $  8.75   $   34.05
QUALITY DINING INC               QDIN    $  2.71     $ 11.60     $ 31.44    $ 31.44    $   -    $ 81.79   $  113.23
RUBIO'S RESTAURANTS INC          RUBO    $  8.55     $  9.11     $ 77.89    $ 77.89    $ 2.87   $    -    $   80.76
SHELLS SEAFOOD                  SHLL.OB  $  0.60     $  4.67     $  2.80    $  2.80    $ 0.90   $  4.10   $    7.79
SIXX HOLDINGS INC               SIXX.OB  $  4.00     $  1.32     $  5.28    $  5.28    $   -    $    -    $    5.28
STAR BUFFET INC                  STRZ    $  6.18     $  2.95     $ 18.23    $ 18.23    $ 0.83   $  7.93   $   27.00
STEAK N SHAKE                     SNS    $ 16.59     $ 27.46     $455.56    $455.56    $ 2.72   $168.75   $  627.03
TOTAL ENTERTAINMENT REST. CORP   TENT    $  9.89     $  9.88     $ 97.71    $ 97.71    $ 1.62   $  4.96   $  104.29
WESTERN SIZZLIN CORP            WSZZ.OB  $  0.70     $ 11.91     $  8.34    $  8.34    $   -    $  3.95   $   12.29
WORLDWIDE RESTAURANT CONCEPTS     SZ     $  3.17     $ 27.49     $ 87.14    $ 87.14    $ 8.74   $ 36.34   $  132.22

                                                                                   TEV MULTIPLES:
                                                                         ----------------------------------
                                  LTM       LTM       LTM       BOOK       TEV/     TEV/    TEV/    TEV/
COMPANY                         REVENUES   EBITDA     EBIT      VALUE    REVENUES  EBITDA   EBIT    BOOK
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
ARK RESTAURANTS                 $ 115.26  $ 10.72   $  6.59   $  27.45     0.52     5.55    9.03    2.17   size discount 25%
BACKYARD BURGERS INC            $  39.74  $  4.41   $  2.51   $  14.04     0.83     7.51   13.23    2.36
BOSTON RESTAURANTS ASSOCIATES   $  23.29  $ (0.61)  $ (0.61)  $  (0.67)    0.44      N/A     N/A     N/A
BUCA INC                        $ 261.46  $ (0.42)  $ (3.99)  $ 157.20     0.36      N/A     N/A    0.81   size discount 25%
CHAMPPS ENTERTAINMENT INC       $ 204.39  $ 17.68   $  8.02   $  77.74     0.48     5.50   12.12    1.25   size discount 25%
CHECKERS DRIVE-IN RESTARUANTS   $ 189.90  $ 24.32   $ 16.96   $  75.66     0.57     4.49     Low    1.44   size discount 25%
CHEFS INTERNATIONAL INC         $  22.46  $  1.85   $  0.76   $  14.74     0.62     7.54    High    0.95
DAVE & BUSTERS                  $ 366.20  $ 53.75   $ 23.86   $ 187.48     0.59      Low    9.04    1.15   size discount 25%
DIEDRICH COFFEE                 $  53.48  $  2.56   $  0.32   $  (1.53)    0.54    11.30     N/A     N/A
EACO CORP                       $  37.13  $  1.77   $ (0.17)  $   3.44     0.69     High     N/A    High
ELXI CORP                       $  98.11  $  4.23   $ (0.05)  $  49.63     0.25     5.87     N/A    0.50
FAMOUS DAVE'S OF AMERICA INC    $  97.38  $  8.94   $  4.22   $  47.86     0.79     8.58   18.17    1.60   size discount 25%
FLANIGAN'S ENTERPRISES INC      $  43.70  $  2.14   $  0.84   $  10.15     0.32     6.59     N/A    1.39
FRIENDLY ICE CREAM CORP         $ 573.70  $ 41.47   $ 19.13   $(103.34)    0.41     5.66   12.27     Low   size discount 25%
FRISCH'S RESTAURANTS INC        $ 139.36  $ 29.93   $ 19.02   $  77.45     0.93     4.31    6.78    1.67   size discount 25%
GOOD TIMES RESTAURANTS          $  15.32  $  0.37   $ (0.52)  $   3.39     0.61      N/A     N/A    2.75
GRILL CONCEPTS INC              $  47.91  $  1.64   $  0.23   $   6.54     0.23      N/A     N/A    1.71
IHOP CORP                       $ 385.56  $102.94   $ 67.82   $ 344.54     High     8.32   12.64    2.49   size discount 25%
LUBY'S INC                      $ 297.85  $ 31.74   $ 11.80   $ 123.46     0.61     5.75   15.46    1.48   size discount 25%
MAIN STREET RESTAURANT GROUP    $ 225.99  $ 14.16   $  5.30   $  29.97     0.26     4.08     N/A    1.93   size discount 25%
MAX & ERMAS RESTAURANTS INC     $ 174.38  $ 12.07   $  4.83   $  14.05     0.34     4.87     N/A    4.18   size discount 25%
MEXICAN RESTAURANTS INC         $  68.93  $  4.63   $  2.47   $  17.13     0.48     7.21   13.49    1.95
MORGAN'S FOODS INC              $  77.22  $  6.57   $  4.04   $  (3.56)    0.63     7.39   12.02     N/A
NATHAN'S FAMOUS INC             $  31.15  $  5.06   $  3.60   $  18.22     1.01     6.23    8.76    1.73
PIZZA INN                       $  58.85  $  6.13   $  3.93   $   7.29     0.58     5.55    8.67    4.67
QUALITY DINING INC              $ 222.18  $ 20.82   $ 10.30   $  24.50     0.38     4.08    8.24    3.47   size discount 25%
RUBIO'S RESTAURANTS INC         $ 128.06  $  6.35   $  0.62   $  39.30     0.47     9.54     N/A    1.54   size discount 25%
SHELLS SEAFOOD                  $  42.72  $  1.17   $  0.04   $   2.10      Low      N/A     N/A    3.71
SIXX HOLDINGS INC               $   7.54  $  0.67   $  0.45   $   1.37     0.70     7.89   11.84    3.85
STAR BUFFET INC                 $  67.20  $  5.43   $  2.38   $  20.26     0.40     4.97   11.36    1.33
STEAK N SHAKE                   $ 524.66  $ 74.07   $ 56.54   $ 203.64     0.90     6.35    8.32    2.31   size discount 25%
TOTAL ENTERTAINMENT REST. CORP  $ 134.41  $ 14.47   $  8.04   $  52.07     0.58     5.40    9.73    1.50   size discount 25%
WESTERN SIZZLIN CORP            $  21.37  $  2.38   $  1.18   $  10.69     0.57     5.15   10.39    1.15
WORLDWIDE RESTAURANT CONCEPTS   $ 347.15  $ 24.36   $ 14.16   $  61.83     0.29     5.43    9.34    1.60   size discount 25%
                                                                           TEV/     TEV/    TEV/    TEV/
                                       ALL COMPARABLE COMPANIES          REVENUES  EBITDA   EBIT    BOOK
                                       --------------------------------------------------------------------
                                       MEAN                                0.54     6.34   11.05    2.02
                                       HIGH                                1.01    11.30   18.17    4.67
                                       LOW                                 0.23     4.08    6.78    0.50
                                       STANDARD DEVIATION (STD)            0.20     1.74    2.77    1.05
                                       COEFFICIENT OF VARIATION (STD/MEAN) 37.0%    27.5%   25.0%   51.8%

                                       ELMER'S REST. TTM RESULTS:         $33.49   $ 3.15  $ 2.31  $ 9.62

                                       ELMER'S RESTAURANTS TEV:           $18.201  $19.942 $25.513 $19.457
                                       WEIGHTING                           33.3%    16.7%   16.7%   33.3%  100.0%

                                       ELMER'S RESTAURANTS TEV:                                    $20.128
                                       LESS TOTAL DEBT AS OF MARCH 29, 2004                        $(5.332)
                                       LESS DEFERRED LONG TERM LIABILITY                           $(1.396)
                                       ELMER'S RESTAURANTS EQUITY VALUE                            $13.400
                                       LESS: COST OF OPTION EXERCISE:                              $(1.221)
                                       ELMER'S RESTAURANTS EQUITY VALUE (POST-EXERCISE):           $12.179

                                       ELMER'S RESTAURANTS EQUITY VALUE PER SHARE                  $ 6.69
                                       --------------------------------------------------------------------

ADDITIONAL INFORMATION

1.  EBIT and EBITDA numbers exclude non-recurring charges
2.  Certain calculated results were adjusted per Exhibit A
3. The high and low multiple in each category was eliminated to remove outliers.
4. Deferred Income Tax Liability is treated like long term debt for Elmer's and each Comparable Company
5. It was determined that the appropriate weightings for determing Elmer's TEV would be 1/3 Revenue Multiple, 1/3 Book Value Multiple, and 1/3 for the average earnings (i.e. EBIT and EBITDA) multiples.

                                                                       EXHIBIT C

                             ELMER'S RESTAURANTS INC
                          TOTAL ENTERPRISE VALUE (TEV)
                     PUBLIC COMPANY TRANSACTION COMPARABLES
                    (DATA IN MILLIONS, EXCEPT PER SHARE DATA)

(TABLE CONTINUED AT COLUMN 7 ON PAGE C-2)


                                                TRANSACTION  TRANSACTION  LONG-TERM  DEFERRED
TARGET                    ACQUIROR                  DATE        VAUE        DEBT     LT LIAB.
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
MORTON'S RESTAURANT       CASTLE HARLAN INC      7/25/2002     $ 71.05     $ 100.90  $   -

SANTA BARBARA REST. GRP.  CKE RESTARUANTS         3/1/2002     $ 72.39     $   6.33  $   -

INTERFOODS OF AMERICA     INTERFOODS ACQ. CORP   5/24/2002     $  7.27     $  96.12  $ 1.77

BLIMPIE INTERNATIONAL     INVESTOR GROUP         1/24/2002     $ 25.81     $    -    $   -
-----------------------------------------------------------------------------------------------






























(TABLE CONTINUED AT COLUMN 7 ON PAGE C-2)

(TABLE CONTINUED FROM PAGE C-1)

                                             TEV MULTIPLES:
                                            ----------------
            LTM      LTM     LTM    BOOK      TEV/     TEV/
  TEV     REVENUES  EBITDA   EBIT   VALUE   REVENUES  EBITDA
------------------------------------------------------------

------------------------------------------------------------
$ 171.95   $231.90  $18.50  $ 9.40  $ 4.23     0.56    6.97

$  78.71   $127.00  $ 7.90  $ 1.80  $49.17     0.46    7.47

$ 105.16   $152.10  $16.37  $11.49  $ 4.65     0.52    4.82

$  25.81   $ 30.10  $ 1.00  $ 0.10  $18.40     0.86     N/A
------------------------------------------------------------
        ----------------------------------------------------
                                              TEV/     TEV/
        ALL COMPARABLE COMPANIES:           REVENUES  EBITDA
        MEAN                                  0.60     6.42
        HIGH                                  0.86     7.47
        LOW                                   0.46     4.82
        STANDARD DEVIATION (STD)              0.18     1.41
        COEFFICIENT OF VARIATION (STD/MEAN)  29.4%    22.0%
        ----------------------------------------------------
                                         -------------------
        ELMER'S REST. TTM RESULTS:         $ 33.49   $ 3.15
                                         -------------------

        ELMER'S RESTAURANTS TEV:            $20.070  $20.226
        WEIGHTING                             50.0%    50.0%     100.0%
        ----------------------------------------------------------------
        ELMER'S RESTAURANTS TEV:                               $ 20.148
        LESS TOTAL DEBT AS OF MARCH 29, 2004:                  $ (5.332)
        LESS DEFERRED INCOME TAX LIABILITY                     $ (1.396)
        ELMER'S RESTAURANTS EQUITY VALUE                       $ 13.420
        LESS: COST OF OPTION EXERCISE:                         $ (1.221)
        ELMER'S RESTAURANTS EQUITY VALUE (POST-EXERCISE):      $ 12.199

        ELMER'S RESTAURANTS EQUITY VALUE PER SHARE             $  6.70
        ----------------------------------------------------------------








ADDITIONAL INFORMATION

1. EBIT and EBITDA results exclude  non-recurring  charges
2. Certain calculated results were adjusted per Exhibit A
3. Deferred Income Tax Liability is treated like long term debt for Elmer's and each Comparable Company
4. It was determined that the appropriate weightings for determing Elmer's TEV would be 1/2 Revenue Multiple, and 1/2 for the EBITDA multiple.

                                                                       EXHIBIT D

--------------------------------------------------------------------------------
                             ELMER'S RESTAURANTS INC
                               EBITDA RUN RATE (1)
                               (DATA IN MILLIONS)
--------------------------------------------------------------------------------


      FY 2004 EBITDA AS REPORTED (2)                                  3.146

      Expected Changes for FY 2005
            Impact of lottery contract based on FY 2004 sales        (0.430)
            8% year over year increase in lottery sales               0.213
            Franchise revenue                                         0.140
            Springfield equipment operating lease expense             0.060
            No Palm Springs EBITDA (net of franchise fees)           (0.081)
                                                                     -------
      EBITDA RUN RATE                                                 3.048


(1)   Source:  Purchaser Group
(2)   Excludes Non-Recurring charges
(3)   Does not include $0.266 million of reduced public company expenses